Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Myovant Sciences Ltd. for the registration of Common Shares, Preference Shares, Debt Securities and Warrants and to the incorporation by reference therein of our reports dated May 24, 2019, with respect to the consolidated financial statements of Myovant Sciences Ltd., and the effectiveness of internal control over financial reporting of Myovant Sciences Ltd., included in its Annual Report (Form 10-K) for the year ended March 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Redwood Shores, California
May 14, 2020